                                                                    Exhibit 10.3

                               LETTER OF INTENT
                                      FOR
                               JAVAONE 1999-2001



15 July 1998

George Paolini
Sun Microsystems, Inc., Java Software Division
901 San Antonio Road
Palo Alto, CA 94303

Re:   JavaOne 1999-2001

Dear George:

This letter serves as the Letter of Intent ("LOI") entered into as of the above date ("Effective Date") by and between ZD Events Inc., a Delaware corporation with offices at 303 Vintage Park Drive, Foster City, CA 94404-1138 ("ZD"), and Sun Microsystems, Inc., with offices at 901 San Antonio Road, Palo Alto, California 94303, acting by and through its Java Software division ("Java Software"). In order to confirm our mutual understanding and intent to proceed and negotiate as outlined herein, please execute both copies of this letter and return them to us.

I.  Purpose Of The LOI

    This LOI sets forth specified binding commitments and the non-binding intent of ZD and Java Software to negotiate in good faith an agreement between them for Java Software to hold an annual technical conference in the United States for Java technology developers and users currently known as "JavaOne: Sun's Worldwide Java Developers' Conference" for three years from 1999 through 2001 (the "Event") and for ZD to produce the Event, on terms and conditions as generally outlined below.

    Except as to the provisions of Article III, there is no legally binding or enforceable contract between the parties pertaining to the subject matter of this LOI, and this LOI and any statements of intent or understandings related to this LOI shall not be deemed to constitute an offer, acceptance, or legally binding agreement or to create any rights or obligations for or on the part of any party hereto, absent execution of a definitive agreement ("Definitive Agreement"). It is anticipated that this LOI will be superseded by the Definitive Agreement, incorporating the general terms set forth herein and such other terms upon which the parties may agree. The statements and terms set forth in this LOI are an incomplete expression of the essential terms to be included in the Definitive Agreement, and such terms may change following further investigation and negotiation.

II.   Terms Of The Proposed Definitive Agreement

      All terms and conditions concerning the agreements described in this LOI shall be set forth in the Definitive Agreement, incorporating the general terms set forth herein. The Definitive Agreement will be subject to the approval of each party acting on advice of counsel and executed by authorized representatives of each party. Upon execution of this LOI, counsel for ZD will prepare the Definitive Agreement and counsel for Java Software will prepare authorization for use of the Sun and Java Software Marks by ZD, and the parties will negotiate in good faith in an effort to finalize and execute the Definitive Agreement not later than 01 September 1998. The terms and conditions of the Definitive Agreement will include representations, warranties, covenants, and indemnities as are usual and customary in a transaction of this nature.



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George Paolini
15 July 1998                                              -
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III.  Binding Commitments

      The parties, by this LOI, mutually agree to the following binding commitments:

      A. The Definitive Agreement shall include, in substance, the following terms:

         Recitals
         --------

         1. ZD, among other things, creates, organizes, promotes, produces, manages and operates trade shows, exhibitions, conferences, and seminar events that serve the information technology industry internationally.

         2. Java Software makes, promotes, and distributes products utilizing its Java technology and holds various "Java" trademarks.

         3. Java Software desires to significantly extend the reach, impact, and influence of its brand among developers and other constituents by sponsoring and endorsing an annual series of conference events around Java technology, presently known as JavaOne.

         4. Java Software and ZD wish to enter into a definitive agreement providing ZD with the exclusive right during the term of such an agreement to organize, produce, and operate the Event under authorization from Java Software for use of its Java marks in connection with the Event.

         5. Java Software is committed to making the Event the premier gathering for Java developers and such other constituents as Java Software may determine, and to sponsor, endorse, and support the Event.

         Term
         ----

         6. The term of the Definitive Agreement shall be for at least three years from its effective date, and will provide for a minimum of one Event each year in the U.S. commencing with the 1999 Event. Java Software will first engage in discussions with ZD prior to contracting for additional Events in the United States or other countries.

         7. The parties shall meet to review their relationship within 30 days following the conclusion of the U.S.-based Event in the year 2000 to determine whether both parties wish to extend their agreement for an additional two years beyond the original expiration date. Each party shall provide the other with their final intent on such a possible extension within 30 days after the aforementioned meeting, and if both parties agree in writing, this LOI or the Definitive Agreement (as applicable) shall be extended for an additional two-year period from the original term. Only mutual written agreement, material breach, or insolvency of one of the parties may termination of the Definitive Agreement. Nothing in this LOI or the Definitive Agreement shall preclude ZD from producing conferences, expositions, or trade shows featuring Java technology.

         Benefits
         --------
         8. ZD shall, is return for Java Software's three year exclusive commitment to the Event, provide Java Software with a set pool of bonus dollars which can be used to purchase advertising, floor space, marketing information, and educational products services during the 1999, 2000, and 2001 calendar years. The details of this program are

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             contained in the Sun Microsystems, JavaOne Contract Rider, presented by ZD to Sun on July 14, 1998, which shall be incorporated herein on the Effective Date subject to clarifications which the parties agree to negotiate in good faith during completion of the Definitive Agreement.

        9. Java Software shall choose its exhibit space to showcase Java technology. The space shall be allocated to Java Software without charge, and Java Software shall have the right of first refusal to participate in all MPOs except those created by other exhibitors.

        Ownership
        ---------

        10. Java Software and ZD acknowledge that Java Software owns the Event and all goodwill associated therewith, and that ZD owns all Event revenue, venue leases, and other contractual rights as against third parties related to the Event.

        11.  The parties acknowledge that:

            a) Java Software owns the Sun and Java Marks, Sun and Java Software division customer lists, and the technical content provided by Java Software;

            b) ZD owns the ZD Marks, ZD customer lists, and event production methodologies;

            c) Each party owns its pre-existing confidential and proprietary information;

            d) Each party owns materials and information it creates in connection with the Event; and

            e) Except with respect to the Attendee Lists, developments created jointly by the parties shall be owned jointly by the parties, and neither party shall have a duty to account to the other with respect to jointly owned information.

        12. Java Software and ZD will own jointly all right, title, and interest in and to the lists of persons registered to attend the Event (the "Attendee Lists"). ZD agrees not to use the Attendee Lists in connection with the production or promotion of a technology exhibition, conference, or seminar principally featuring a technology which reasonably may be deemed directly competitive with Java technology. Java Software agrees not to use the Attendee Lists except to promote the Java Software division's and Sun's core businesses, and in no event may Java Software use the Attendee Lists to compete with ZD's event won business or in connection with the production or promotion of a technology exhibition, conference or seminar, unless such event is solely owned and produced by Java Software. Neither party will have a duty to account to the other party with respect to any revenues or other benefits arising from the use of Attendee Lists. Attendee Lists shall not be disclosed to the parties without the approval of the other party.

       Exclusivity
       -----------

        13. ZD will have the exclusive right to produce the Event for the mutual benefit of the parties with Java Software's support and cooperation, and the Java Software division will not directly or indirectly produce, or be primary sponsor for, or endorse any other event to circumvent the three year commitment contemplated herein. Neither party


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                 shall, during the term of the LOI or the Definitive Agreement, use "JavaOne" or any other name by which the parties agree to identify the Event, or any confusingly similar name, for any other event in the United States. The parties acknowledge that the Java Business Expo event produced by ZD is governed by a separate agreement.

        Responsibilities: Finances
        --------------------------

        l4. The dates, location, and venue of each Event will be arranged by ZD, subject to Java Software's approval, which will not unreasonably be withheld. The 1999 Event is scheduled to be held in mid-June 1999 at Moscone Center. Java Software and ZD acknowledge that ZD shall have final responsibility for the overall planning, management, promotion, production, and selection of all vendors for the Event in the U.S. ZD shall, however review and discuss all major vendor selections with Java Software particularly as they relate to the look and feel of the Event and the attendee experience. Java Software will initiate discussions with ZD regarding possible launch of the Event in Europe and in Japan in 1999.

        15. ZD shall be responsible for all Event finances and shall assume any profit or loss from the Event in the United States. A key goal of Java Software is that Java Software incur no cost from the production of the Event, except that Java Software shall be responsible for all its own overhead costs, costs relating to content, costs of its own performance of its own obligations, and the costs of any other responsibilities Java Software accepts under the Definitive Agreement, and shall pay any third parties it retains. Neither party shall charge the other a license fee or any other fees under the Definitive Agreement.

        16. ZD will be responsible for vendor selection and direct costs of producing the U.S. Event keynote for the 1999 and future U.S. Events. Such responsibilities and costs shall include staging, lighting, sound, venue arrangements, and logistics such as projection. screens, signage, stage sets, and decor on stage and in the area for the presentation.

        17. Java Software shall continue to be responsible for arrangements and costs for Event content, including but not limited to videos, speech writing and/or speech coaching, creative presentation, equipment rental, slide preparation and presentation, selection of speakers, computer and related equipment for the presentation and technical support for same, speaker travel, housing, and other expenses, except to the extent ZD is responsible for certain aspects of the U.S. Event keynote as set forth above. ZD shall review and discuss with Java Software ZD's vendor selections regarding the keynote and the parties shall co-operate to establish a working schedule of activities so as to avoid overtime or late fee charges from vendors.

        Trademarks
        ----------

        18. Each party owns all right, title and Interest in their respective trademarks, and will make certain trademarks available to the other party on terms to be set forth in mutual trademark authorizations, which shall provide generally as follows:

             a) ZD shall have non-exclusive permission to use the Sun and Java Marts for purposes of promoting the Event; provided, however, that ZD shall have exclusive permission to use JavaOne and any other names approved by Java Software by which the Event may be known ("Event Marks").

             b) Java Software shall have non-exclusive permission to use the ZD Marks to

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                   promote the Event.

               c) Both parties shall comply with respective trademark guidelines provided or made available to the other.

               d) Neither party shall have the right to use the other's marks after the expiration or termination of this LOI or the Definitive Agreement, whichever is later.

               e) Each party will have final approval of the use of its Marks and Logos in marketing materials, which approval shall not be unreasonably withheld, and will designate a contact to whom materials will be submitted for review. Materials not objected to within three business days from receipt may be used by the sending party, but if the party later reasonably objects for failure to conform to a party's Trademark Guidelines, the materials will be conformed after existing stock is used up.

               f) Each party will designate a principal and alternative point of contact for review and approval of the use of their respective marks. Materials shall be deemed to have been submitted to the other for review where (i) that delivery was documented by confirmed facsimile transmission; and (ii) the sending party shall have telephoned or left a voice mail message for the individual recipient advising of the date and means by which materials were sent.

         19. Java Software shall have the right to have appropriate Sun names and or logos and the JavaOne or other Event name generally featured in Event signage, promotional materials, and advertising in location and size more prominent than any other organization.

        Other Licenses
        --------------

        20. Java Software will great to ZD a non-exclusive license and appropriate access to use Java Software division and Sun customer lists to solicit attendees and exhibitors to attend the Event and to otherwise increase the visibility of the Event. Such license will be exercised through the use of a bonded third-party mail house reasonably acceptable to Java Software. ZD will provide the materials to be forwarded to the mail house, and Java Software will provide the Java Software division and Sun customer lists in a format reasonably specified by ZD to the mail house for fulfillment. ZD will not have direct access to the Java Software division or Sun customer list.

        Marketing
        ---------

        21. Java Software shall support ZD's efforts to market the Event.

        22. Java Software and ZD shall create a list of potential Co-Sponsors for the Event. Java Software or ZD shall initiate first contact with those and other potential Co-Sponsors. Java Software shall have final approval of all Co-Sponsors for the Event. ZD shall be responsible for finalizing each Co-Sponsorship with reasonable assistance from Java Software.

        Miscellaneous
        -------------

        23. It is the intent of both parties to establish mutually acceptable qualitative and




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                quantitative goals for each Event. ZD shall conduct research and measurement against such objectives to determine the Event's success in achieving the goals.

           24. Each Event shall be produced by ZD at the same level of quality that characterizes ZD's other major events of comparable size and character in the country where the Event is held. It is the intention of both parties to provide a distinctive experience for Event participants, and for ZD to produce the Event at a level of quality equal to or better than, the quality of the previous Event in that country.

           25. Java Software and ZD acknowledge that obtaining a suitable number of exhibitors of suitable quality will significantly affect the Event's success. The parties will use reasonable efforts to locate and obtain such exhibitors and Java Software will endorse a letter to send to all relevant Sun and Java Software division business partners, and to all Java source code licensees, independent software vendors (ISVs), and corporate developers.

           26. Java Software acknowledges that ZD is in the business of producing events and that, from time to time, ZD may produce an event that addresses one or more products of Java Software's competitors. ZD shall not be precluded from any such activities, except to the extent expressly provided in paragraph 12 above.

      B. In the period between the execution of the LOI and Definitive Agreement, Java Software will work diligently to formally define the Java Software go-to market and other objectives for the Event in 1999, and ZD will work diligently on a definitive marketing plan based on such objectives. Representatives of both parties shall meet during this period to develop marketing plans and timelines not later than 18 August 1998. In addition, the parties will define budgetary bases for the Event under which Java Software's projected net out of pocket costs for the Event shall be approximately zero dollars, except to the extent this LOI or the Definitive Agreement provides that Java Software bear certain costs relating to the Event.

      C. All confidential or proprietary material respecting either party will be kept in confidence by the other party (and its agents, employer, or professional advisors) and will not be used for any purpose unrelated to the transaction contemplated by this LOI. This LOI is confidential. The parties will execute a separate agreement regarding confidentiality.

      D. This LOI shall be effective as of the Effective Date and shall continue until the earlier of the execution of the Defintive Agreement or 31 December 2001 if no Definitive Agreement is finally executed. In the event no Definitive Agreement is finally executed, the parties shall continue under the terms and conditions of the LOI, supplemented, solely to the extent necessary, by the practices previously established by the parties during the 1998 Event as further supplemented by mutually agreed upon refinements thereof.

      E. Except as expressly set forth in this LOI. each party shall bear its own costs and expenses with regard to all negotiations and activities relating to this LOI, whether or not a Definitive Agreement is signed. Notwithstanding the foregoing, Java Software acknowledges that ZD has to date and will continue to conduct work regarding and make commitments toward the production of the 1999 Event, including but not limited to the reservation of hotel room blocks, venue leases, and provison of services in support of the Event.

      F. Liability for Breach or Termination. The parties recognize that failure of either party to meet its obligations under the LOI or the Definitive Agreement at any time during the term could give rise to obligations to pay damages associated with cancellation or termination of vendor

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           obligations. As such, the breaching party shall be obligated to reimburse the non-breaching party for any and all such costs and expenses of such vendor obligations upon proof of such expenses and after a good faith effort to mitigate such costs expenses.

      G. Except to the extent provided in this LOI or the Definitive Agreement, in no event shall either party make a claim against, nor be liable to, the other party or its affiliates for any indirect, special, incidental, consequential, or punitive damages in connection with or arising out of this LOI or the termination thereof, under any theory of law, including damages for lost profits or business opportunity, or injury to business reputation, resulting from the continuation or abandonment of negotiations or failure to execute the Definitive Agreement.

      H. Any legal action arising from or relating to this LOI shall be governed by California law and venued in California, and the choice of law rules of any jurisdiction shall not apply.

      L. Except to the extent expressly set forth to the contrary herein, this LOI, to the extent binding upon the parties, supersedes all prior negotiations and constitutes the entire agreement between the parties with respect to the Event for 1999 and later dates. This LOI may be modified only by a writing executed by an authorized representative of both parties.

  WHEREFORE, the parties have caused this LOI to be executed by their duly authorized representatives.

--------------------------------------------------------------------------------
    ZD Events Inc.                    Sun Microsystems, Inc., by and through its
                                      Java Software division
--------------------------------------------------------------------------------
By:    /s/ Richard R. Blouin           By:     /s/ George Paolini

Name:  Richard R. Blouin               Name:   George Paolini

Title: Executive Vice President        Title:  Director, Marketing

Date:  7-15-98                         Date:   7-15-98
--------------------------------------------------------------------------------

  cc:  Jason Chudnofsky
       Dick Blouin
       Michelle O'Connor Abrams
       Mo Virani
       Geoffrey Creighton
                                                                               7